EXHIBIT 99.2

CONSENT OF CAMELS CONSULTING GROUP LLC

We hereby consent to the use of our fairness opinion included as Annex B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Powhatan Point Community Bancshares, Inc. with and into United Bancorp, Inc. and to the reference to our firm’s name under the captions “Summary—Opinion of Powhatan Point’s Financial Advisor,” “The Merger—Background of the merger,” “The Merger—Powhatan Point’s Reasons for the Merger; Board Recommendation” and “The Merger—Opinion of Powhatan Point’s financial advisor” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. We also do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the regulations thereunder.

CAMELS Consulting Group LLC

/s/ CAMELS Consulting Group LLC

Dated: August 20, 2018